Exhibit 4.15

STANDBY GUARANTEED DEPOSIT ACCOUNT CONTRACT

SCOTIABANK COVERED BOND GUARANTOR LIMITED PARTNERSHIP,
as Guarantor

- and -

THE BANK OF NOVA SCOTIA,

as Cash Manager and Issuer

- and -

CANADIAN IMPERIAL BANK OF COMMERCE,

as Standby GDA Provider and Standby Account Bank

- and -

Computershare Trust Company of Canada,
as Bond Trustee

DATED AS OF JULY 19, 2013

contents

ARTICLE 1 DEFINITIONS AND INTERPRETATION		2

1.1	Definitions	2
1.2	Interpretation	5

ARTICLE 2 THE STANDBY GDA ACCOUNT		6

2.1	The Standby GDA Account	6

ARTICLE 3 INTEREST		6

3.1	Accrual	6
3.2	Payment	6
3.3	Guarantor Acceleration Notice	6

ARTICLE 4 WITHDRAWALS AND DEPOSITS		7

4.1	Withdrawals	7
4.2	Deposits	7

ARTICLE 5 TERMINATION		7

5.1	Termination	7
5.2	Notice of Termination/Resignation to CMHC	8

ARTICLE 6 REPRESENTATIONS, WARRANTIES AND COVENANTS		8

6.1	Representations, Warranties and Covenants	8
6.2	Notification of Guarantor and Bond Trustee	9

ARTICLE 7 NON-PETITION		10

7.1	Non-Petition	10

ARTICLE 8 ASSIGNMENT		10

8.1	Assignment	10
8.2	Assignment to Bond Trustee	10

ARTICLE 9 AGENCY		10

9.1	Agency	10

ARTICLE 10 INFORMATION		11

10.1	Information	11

ARTICLE 11 PAYMENTS AND WITHHOLDING		11

11.1	Payments and Withholding	11

ARTICLE 12 NOTICES		12

12.1	General	12

ARTICLE 13 COUNTERPARTS		12

13.1	Counterparts	12

ARTICLE 14 THE BOND TRUSTEE		13

14.1	Change of Bond Trustee	13
14.2	Limitation of Liability of Bond Trustee	13

ARTICLE 15 LIMITATION OF LIABILITY		13

15.1	Limitation of Liability	13

ARTICLE 16 AMENDMENT, MODIFICATION, VARIATION OR WAIVER		13

16.1	Amendment, Modification, Variation or Waiver	13

ARTICLE 17 GOVERNING LAW		14

17.1	Governing Law	14
17.2	Submission to Jurisdiction	14

THIS STANDBY GUARANTEED DEPOSIT ACCOUNT CONTRACT AGREEMENT is made as of July 19, 2013 between:

(1)	SCOTIABANK COVERED BOND GUARANTOR LIMITED PARTNERSHIP, a limited partnership formed under the laws of the Province of Ontario, whose registered office is at 100 King Street West, Suite 6100, 1 First Canadian Place, Toronto, Ontario, M5X 1B8, by its managing general partner, SCOTIABANK COVERED BOND GP INC., in its capacity as the Guarantor;
(2)	THE BANK OF NOVA SCOTIA, a bank named in Schedule I to the Bank Act, whose executive office is at Scotia Plaza, 44 King Street West, Toronto, Ontario, M5H 1H1, in its capacity as Cash Manager (hereinafter the “Cash Manager”) and Issuer (hereinafter the “Issuer”);
(3)	CANADIAN IMPERIAL BANK OF COMMERCE, a bank named in Schedule I to the Bank Act, whose executive office is at Commerce Court, 199 Bay Street, Toronto, Ontario, M5L 1A2, in its capacity as Standby Account Bank (hereinafter the “Standby Account Bank”) and as Standby GDA Provider (hereinafter the “Standby GDA Provider”); and
(4)	COMPUTERSHARE TRUST COMPANY OF CANADA, a trust company incorporated under the laws of Canada, whose registered office is at 100 University Avenue, 11th Floor, Toronto, Ontario, M5J 2Y1, in its capacity as Bond Trustee.

WHEREAS:

(A)	As part of the transactions contemplated in the Bank’s global covered bond program, the Cash Manager has agreed, pursuant to the cash management agreement dated as of July 19, 2013 (hereinafter the “Cash Management Agreement”) by and among the Cash Manager, the Guarantor and the Bond Trustee to provide cash management services in connection with the business of the Guarantor.
(B)	The Standby Account Bank has agreed, pursuant to the terms of the Standby Bank Account Agreement, that, following service of a Standby Account Bank Notice by the Guarantor (or the Cash Manager on its behalf), the Standby Account Bank will activate the Standby Transaction Account and the Standby GDA Account as interest bearing accounts in the name of the Guarantor.
(C)	Following service of a Standby Account Bank Notice by the Guarantor (or the Cash Manager on its behalf), the Standby GDA Provider has agreed pursuant to the terms of this Agreement to pay interest on the funds standing to the credit of the Standby GDA Account at specified rates determined in accordance with the terms of this Agreement during the term of the Standby Bank Account Agreement.

NOW THEREFORE, IT IS HEREBY AGREED that in consideration of the mutual covenants and agreements herein set forth, the parties agree as follows:

Article 1
DEFINITIONS AND INTERPRETATION

1.1              Definitions

The following terms when used in this Agreement will have the following meanings and terms used in this Agreement and defined in the recitals hereto will have the meanings given to such terms in such recitals:

“Bank Act” means the Bank Act (Canada);

“Bond Trustee” means Computershare Trust Company of Canada, in its capacity as bond trustee under the Trust Deed or as trustee under the Security Agreement, together with any successor or additional bond trustee or trustee appointed from time to time thereunder;

“Business Day” means a day (other than a Saturday or Sunday) on which commercial banks are open for general business (including dealings in foreign exchange and foreign currency deposits) in Toronto;

“Calculation Date” means the third Business Day prior to each Guarantor Payment Date;

“CMHC Guide” means the Canadian Registered Covered Bond Programs Guide issued by CMHC on June 12, 2013, as the same may be supplemented, amended or replaced by CMHC from time to time;

“Covered Bond” means each covered bond issued or to be issued pursuant to the Program and which is or is to be constituted under the Trust Deed;

“Covered Bondholders” means the holders of Covered Bonds at any given time;

“DBRS” means DBRS Limited and its successors;

“Fitch” means Fitch Ratings Ltd. and its successors;

“Governmental Authority” means the government of Canada or any other nation, or of any political subdivision thereof, whether provincial, territorial, state, municipal or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including any supra-national bodies, the Superintendent or other comparable authority or agency;

“Guarantor Acceleration Notice” means a notice in writing from the Bond Trustee to the Bank of Nova Scotia, as Issuer, and the Guarantor, that each Covered Bond of each Series is immediately due and repayable and that all amounts payable by the Guarantor in respect of its guarantee will thereupon immediately become due and payable;

“Guarantor Payment Date” means the 17th of each month or if not a Business Day the next following Business Day

“Material Adverse Event” means an effect that is materially adverse to the ability of the Standby GDA Provider to perform its obligations under this Agreement or the Standby Bank Account Agreement;

“Moody’s” means Moody’s Investors Service, Inc. and its successors;

“Persons” includes individuals, corporations, limited and unlimited liability companies, general and limited partnerships, associations, trusts, unincorporated organisations, joint ventures and Governmental Authorities;

“Program Date” means on or about July 19, 2013;

“Rating Agencies” means Fitch, Moody’s and DBRS and each, a “Rating Agency”, and any other internationally recognised rating agency that may rate the Covered Bonds from time to time;

“Rating Agency Condition” With respect to any event or matter, (i) an indication in writing by each of the applicable Rating Agencies (other than Fitch) that the then current ratings of the Existing Covered Bonds will not be downgraded or withdrawn as a result of the relevant event or matter, and (ii) no less than 5 Toronto Business Days’ prior written notice of such event matter having been given to Fitch (for so long as Fitch is a Rating Agency);

“Security Agreement” means the general security agreement dated as of July 19, 2013 by and among, inter alios, the Guarantor and the Bond Trustee for itself and the benefit of secured creditors of the Guarantor;

“Standby Account Bank Notice” means a written notice from the Guarantor (or the Cash Manager on its behalf) to the Standby Account Bank stating that the appointment of the Standby Account Bank, under the Standby Bank Account Agreement, is to become operative and that the Standby GDA Account and the Standby Transaction Account (if indicated in such notice) are to be opened and held with the Standby Account Bank in the name of the Guarantor;

“Standby Account Bank Required Ratings” means the threshold ratings of (i) P-1 with respect to the short-term unsecured, unsubordinated and unguaranteed debt obligations of the Standby Account Bank by Moody’s, (ii) F1 with respect to the short-term issuer default rating of the Standby Account Bank by Fitch, (iii) A with respect to long-term issuer default rating of the Standby Account Bank by Fitch; and (iv) either (A) R-1 (middle) with respect to the short-term unsecured, unsubordinated and unguaranteed debt obligations of the Standby Account Bank by DBRS, or (B) A (low) with respect to the long-term unsecured, unsubordinated and unguaranteed debt obligations of the Standby Account Bank by DBRS;

“Standby Bank Account Agreement” means the standby bank account agreement dated as of July 19, 2013 by and among the Standby Account Bank, the Cash Manager and the Bond Trustee;

“Standby GDA Account” means the account in the name of the Guarantor held with the Standby Account Bank and maintained subject to the terms of this Agreement, the Standby Bank Account Agreement and the Security Agreement or such additional or replacement account as may be in place from time to time;

“Standby GDA Balance” means, on any day the amount standing to the credit of the Standby GDA Account as at the opening of business on such day;

“Standby GDA Rate” means the variable rate of interest accruing on the balance standing to the credit of the Standby GDA Account being a variable rate at a floor of 0.10% below the average of the rates per annum for Canadian Dollar bankers’ acceptances having a term of 30 days that appears on the Reuters Screen as of 10:00 a.m. (Toronto time) on the date of determination, as reported by the Standby GDA Provider (and if such screen is not available, any successor or similar service as may be selected by the Standby GDA Provider) (calculated on the basis of the actual number of days elapsed and a 365 day year) or such greater amount as the Guarantor (or the Cash Manager on its behalf) and the Standby GDA Provider may agree from time to time. For greater certainty, any change in the Standby GDA Rate agreed to by the Guarantor (or the Cash Manager on its behalf) and the Standby GDA Provider in accordance with the foregoing will not constitute an amendment to, or a modification or variation of, this Agreement;

“Standby Transaction Account” means the account in the name of the Guarantor to be opened and held with the Standby Account Bank following delivery of a Standby Account Bank Notice and maintained subject to the terms of this Agreement, the Standby Bank Account Agreement and subject to the security interest granted by the Guarantor in the Security Agreement and includes such additional or replacement account(s) as may be for the time being put in place for the Guarantor with the prior consent of the Bond Trustee and designated as such; and

“Trust Deed” means the trust deed dated as of July 19, 2013 between the Issuer, the Guarantor and the Bond Trustee (as amended and/or supplemented and/or restated from time to time).

1.2              Interpretation

In this Agreement:

(a)	“this Agreement” has the same meaning as “Standby Guaranteed Deposit Account Contract” in the Master Definitions and Construction Agreement;
(b)	words denoting the singular number only will include the plural and vice versa;
(c)	words denoting one gender only will include the other genders;
(d)	words “including” and “includes” mean “including (or includes) without limitation”;
(e)	in the computation of periods of time from a specified date to a later specified date, unless otherwise expressly stated, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding” and if the last day of any such period is not a Business Day, such period will end on the next Business Day;
(f)	when calculating the period of time “within” which or “following” which any act or event is required or permitted to be done, notice given or steps taken, the date which is the reference date in calculating such period is excluded from the calculation and if the last day of any period is not a Business Day, such period will end on the next Business Day unless otherwise expressly stated;
(g)	references to any statutory provision will be deemed also to refer to any statutory modification or re-enactment thereof or any statutory instrument, order or regulation made thereunder or under any such re-enactment;
(h)	references to any agreement or other document will be deemed also to refer to such agreement or document as amended, varied, supplemented or novated from time to time;
(i)	the inclusion of a table of contents, the division into Articles, Sections, clauses, paragraphs and schedules and the insertion of headings are for convenient reference only and are not to affect or be used in the construction or interpretation;
(j)	reference to a statute will be construed as a reference to such statute as the same may have been, or may from time to time be, amended or re-enacted to the extent such amendment or re-enactment is substantially to the same effect as such statute on the date hereof;

(k)	reference to a time of day will be construed as a reference to Toronto time unless the context requires otherwise and a “month” is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month save that, where any such period would otherwise end on a day which is not a Business Day, it will end on the next Business Day, unless that day falls in the calendar month succeeding that in which it would otherwise have ended, in which case it will end on the preceding Business Day provided that, if a period starts on the last Business Day in a calendar month or if there is no numerically corresponding day in the month in which that period ends, that period will end on the last Business Day in that later month (and references to “months” will be construed accordingly); and
(l)	references to any person will include references to such person’s heirs, executors, personal administrators, successors, permitted assigns and transferees, as applicable, and any person deriving title under or through such person.

Article 2
The Standby GDA Account

2.1              The Standby GDA Account

The Standby GDA Provider confirms that on receipt by the Standby GDA Provider of a Standby Account Bank Notice, the Standby GDA Account will be opened in its books pursuant to the terms of the Standby Bank Account Agreement in the name of the Guarantor, and it agrees to accept on deposit in the Standby GDA Account, once the Standby GDA Account has been opened, all monies transferred, from time to time, to the Standby GDA Account, subject to and upon the terms of this Agreement, the Standby Bank Account Agreement, the Cash Management Agreement and the Security Agreement.

Article 3
Interest

3.1              Accrual

Interest will accrue daily on the Standby GDA Balance and will be paid monthly in arrears on the 10th Business Day of each month at the Standby GDA Rate by payment for value on the same day to the Standby GDA Account or such other accounts as the Guarantor (or the Cash Manager on its behalf) will specify.

3.2              Payment

On any day on which interest is payable by the Standby GDA Provider under this Agreement, the Standby GDA Provider will pay the amount of interest then due in immediately available, freely transferable, cleared funds by no later than the close of business (Toronto time) on that day.

3.3              Guarantor Acceleration Notice

Subject to Section 2.1 (The Standby GDA Account), in the event that a Guarantor Acceleration Notice is served on the Guarantor and a copy of such Guarantor Acceleration Notice is provided to the Standby GDA Provider, then, on the date of such notification to the Standby GDA Provider, the Standby GDA Provider will pay to the Bond Trustee the aggregate of all interest accrued on the Standby GDA Account on each day during the month in which such notification to the Standby GDA Provider is served up to (but excluding) the date of such Guarantor Acceleration Notice, provided that if any such notification is received by the Standby GDA Provider after 12 noon (Toronto time) on any day it will be deemed to have been received at the opening of business on the next following Business Day. As and from the date of such Guarantor Acceleration Notice, the Standby GDA Provider will comply with the directions of the Bond Trustee in relation to the Standby GDA Account.

Article 4
Withdrawals and Deposits

4.1              Withdrawals

Subject always to the provisions of the Cash Management Agreement, the Standby Bank Account Agreement and the Security Agreement, the Guarantor (or the Cash Manager on its behalf) may on any Business Day give notice to the Standby GDA Provider that it wishes to withdraw on such date all or part of the Standby GDA Balance from the Standby GDA Account. Subject to the provisions of the Standby Bank Account Agreement, the Standby GDA Provider will comply with such notice and pay the amount specified in such notice to the account specified therein, provided that if any such notice is received after 12 noon (Toronto time) on any day it will be deemed to have been received at the opening of business on the next following Business Day.

4.2              Deposits

The Guarantor (or the Cash Manager on its behalf) may deposit, or procure the deposit of, sums in the Standby GDA Account, to the extent permitted by the terms of the Cash Management Agreement, the Standby Bank Account Agreement and the Security Agreement. Subject to the provisions of the Standby Bank Account Agreement, the Standby GDA Provider agrees to accept and credit to the Standby GDA Account such sums in accordance with its customary banking practices and the other terms hereof.

Article 5
Termination

5.1              Termination

(a)	Following termination of the Standby Bank Account Agreement and/or closing of the Standby GDA Account in accordance with the Standby Bank Account Agreement, this Agreement will be automatically terminated.
(b)	The Guarantor (or the Cash Manager or the Bond Trustee on its behalf) may (with the prior written consent of the Bond Trustee, which consent shall not be withheld unless the Bond Trustee determines that the termination of this Agreement would be materially prejudicial to the interests of the Covered Bondholders) terminate this Agreement in the event that default is made by the Standby GDA Provider in the performance or observance of any of its covenants and obligations, or a breach by the GDA Provider is made of any of its representations, warranties or covenants, under Sections 6.1(d), (e), (f), (g), (i) and (j).

5.2              Notice of Termination/Resignation to CMHC

Upon any termination or resignation of the Standby GDA Provider hereunder or the Standby Bank Account Agreement, the Guarantor shall provide notice to CMHC of such termination or resignation and of the Standby GDA Provider’s replacement contemporaneously with the earlier of (i) notice of such termination or resignation and replacement to a Rating Agency, (ii) notice of such termination or resignation and replacement being provided to or otherwise made available to Covered Bondholders, and (iii) five (5) Business Days following such termination or resignation and replacement (unless the replacement Standby GDA Provider has yet to be identified at that time, in which case notice of the replacement Standby GDA Provider may be provided no later than ten (10) Business Days thereafter). Any such notice shall include (if known) the reasons for the termination or resignation of the Standby GDA Provider, all information relating to the replacement Standby GDA Provider required by the CMHC Guide and the new agreement or revised and amended copy of this Agreement to be entered into with the replacement Standby GDA Provider.

Article 6
REPRESENTATIONS, WARRANTIES AND COVENANTS

6.1              Representations, Warranties and Covenants

The Standby GDA Provider represents and warrants to, and covenants with, each of the Guarantor and the Bond Trustee at the date hereof, on each date on which an amount is credited to the Standby GDA Account and on each Guarantor Payment Date, that:

(a)	it is a Schedule I Bank existing under the laws of Canada and duly qualified to do business in every jurisdiction where the nature of its business requires it to be so qualified, except where the failure to qualify would not constitute a Material Adverse Event;
(b)	(i) the execution, delivery and performance by the Standby GDA Provider of this Agreement are within the Standby GDA Provider’s corporate powers, (ii) have been duly authorized by all necessary corporate action, and (iii) do not contravene or result in a default under or conflict with (1) the charter or by-laws of the GDA Provider, (2) any law, rule or regulation applicable to the Standby GDA Provider, or (3) any order, writ, judgment, award, injunction, decree or contractual obligation binding on or affecting the Standby GDA Provider or its property;
(c)	it is not a non-resident of Canada within the meaning of the Income Tax Act (Canada);

(d)	it possesses the necessary experience, qualifications, facilities and other resources to perform its responsibilities in relation to its duties and obligations hereunder and the other Transaction Documents to which it is a party;
(e)	it will comply with the provisions of, and perform its obligations under, this Agreement and the other Transaction Documents to which it is a party;
(f)	it is and will continue to be in regulatory good standing and in material compliance with and under all Laws applicable to its duties and obligations hereunder and the other Transaction Documents to which it is a party;
(g)	it is and will continue to be in material compliance with its internal policies and procedures (including risk management policies) relevant to its duties and obligations hereunder and the other Transaction Documents to which it is a party;
(h)	it will exercise reasonable skill and care in the performance of its obligations hereunder and the other Transaction Documents to which it is a party;
(i)	it will comply with the CMHC Guide and all material legal and regulatory requirements applicable to the conduct of its business so that it can lawfully attend to the performance of its obligations hereunder and the other Transaction Documents to which it is a party; and
(j)	the unsecured, unsubordinated and unguaranteed debt obligations of the Standby GDA Provider rated by each of the Rating Agencies are at or above each of the Standby Account Bank Required Ratings.

6.2              Notification of Guarantor and Bond Trustee

The Standby GDA Provider undertakes to notify the Guarantor and the Bond Trustee immediately if, at any time during the term of this Agreement, any of the statements contained in Section 6.1 (Representation, Warranties and Covenants) ceases to be true. The representations, warranties and covenants set out in Section 6.1 (Representation, Warranties and Covenants ) will survive the signing and delivery of this Agreement.

Article 7
Non-Petition

7.1              Non-Petition

The Guarantor, the Cash Manager, the Standby Account Bank and the Standby GDA Provider agree that they will not institute or join any other Person or entity in instituting against, or with respect to, the Guarantor, or any of the general partners of the Guarantor, any bankruptcy or insolvency event so long as any Covered Bonds issued by the Issuer will be outstanding or there will not have elapsed one year plus one day since the last day on which any such securities will have been outstanding. The foregoing provision will survive the termination of this Agreement by any of the parties hereto.

Article 8
Assignment

8.1              Assignment

Save as otherwise contemplated in Section 8.2 (Assignment to Bond Trustee) of this Agreement, no party hereto (other than the Bond Trustee) may assign or transfer any of its rights or obligations hereunder, and the Standby GDA Provider may not act through any branch outside of the province of Ontario, without the prior written consent of the Bond Trustee and the Rating Agency Condition having been satisfied in respect of any such assignment or transfer. If any party assigns any of its obligations under this Agreement as permitted by this Agreement, such party will provide at least 10 Toronto Business Days’ prior written notice of such assignment to DBRS.

8.2              Assignment to Bond Trustee

Notwithstanding the provisions of Section 8.1 (Assignment) above, the parties hereto acknowledge that the Guarantor may assign all its rights, title and interest in this Agreement to the Bond Trustee, for the benefit of the Secured Creditors, in accordance with and pursuant to the terms of the Security Agreement.

Article 9
Agency

9.1              Agency

The Standby GDA Provider agrees and confirms that, unless the Standby GDA Provider is otherwise notified by the Guarantor or the Bond Trustee in accordance with the terms of this Agreement, the Cash Manager, as agent of the Guarantor, may act on behalf of the Guarantor under this Agreement.

Article 10
Information

10.1          Information

The Standby GDA Provider will provide to the Bond Trustee or the Guarantor (or the Cash Manager on its behalf), or procure the provision to the Bond Trustee of, such information and evidence in respect of any dealing between the Guarantor and the Standby GDA Provider or otherwise under or in relation to this Agreement as the Bond Trustee may reasonably request and the Guarantor hereby waives any right of confidentiality which it may have or which may be owed to it by the Standby GDA Provider in respect of the disclosure of such information and evidence pursuant to this Article 10.

Article 11
Payments and Withholding

11.1          Payments and Withholding

The parties agree that payments required to be made hereunder will be made in accordance with Article 2 (Standby Transaction Account and Standby GDA Account) of the Standby Bank Account Agreement and that all payments by the Standby GDA Provider under this Agreement will be made in full without any deduction or withholding (whether in respect of set-off, counterclaim, duties, taxes, charges or otherwise whatsoever) unless the deduction or withholding is required by law, in which event the Standby GDA Provider will:

(a)	ensure that the deduction or withholding does not exceed the minimum amount required by law;
(b)	pay to the relevant taxation or other authorities within the period for payment permitted by applicable law the full amount of the deduction or withholding;
(c)	furnish to the Guarantor and the Bond Trustee within the period for payment permitted by the relevant law, either:
(i)	an official receipt of the relevant taxation or other authorities involved in respect of all amounts so deducted or withheld; or
(ii)	if such receipts are not issued by the taxation or other authorities concerned on payment to them of amounts so deducted or withheld, a certificate of deduction or equivalent evidence of the relevant deduction or withholding; and
(d)	account to the Guarantor in full by credit to the Standby GDA Account (as the case may be) for an amount equal to the amount of any rebate, repayment or reimbursement of any deduction or withholding which the Standby GDA Provider has made pursuant to this Article 11 and which is subsequently received by the Standby GDA Provider and, for greater certainty, the Standby GDA Provider will have no obligation to obtain any rebate, repayment or reimbursement of any such deduction or withholding.

Article 12
Notices

12.1          General

Any notices to be given pursuant to this Agreement to any of the parties hereto will be in writing and will be sufficiently served if sent by prepaid first class mail, by hand, e-mail or facsimile transmission and will be deemed to be given (if by facsimile transmission) when dispatched, (in the case of e-mail) upon confirmation of receipt, (if delivered by hand) on the day of delivery if delivered before 5:00 p.m. (Toronto time) on a Business Day or on the next Business Day if delivered thereafter or on a day which is not a Business Day or (if by first class mail) when it would be received in the ordinary course of the post and will be sent:

(a)	in the case of The Bank of Nova Scotia in its capacity as Cash Manager, to The Bank of Nova Scotia, Scotia Plaza, 44 King Street West, Toronto, Ontario, M5H 1H1 (facsimile number 416-945-4001) for the attention of the Managing Director, Alternate Funding, e-mail: jake.lawrence@scotiabank.com;
(b)	in the case of the Guarantor, Scotiabank Covered Bond Guarantor Limited Partnership, c/o The Bank of Nova Scotia, Scotia Plaza, 44 King Street West, Toronto, Ontario M5H 1H1 (facsimile number 416-945-4001) for the attention of the Managing Director, Alternate Funding, e-mail: jake.lawrence@scotiabank.com;
(c)	in the case of the Standby Account Bank and Standby GDA Provider, to Canadian Imperial Bank of Commerce, Brookfield Place, 11th Floor, 161 Bay Street, Toronto, Ontario M5J 2S8 (facsimile number 416-594-7192) for the attention of Vice President, Treasury, email: Wojtek.Niebrzydowski@cibc.ca; and
(d)	in the case of the Bond Trustee, to Computershare Trust Company of Canada, 100 University Avenue, 11th Floor, Toronto, Ontario M5J 2Y1 (facsimile number 416-981-9777) for the attention of the Manager, Corporate Trust, email: corporatetrust.toronto@computershare.com, or to such other physical or e-mail address or facsimile number or for the attention of such other person or entity as may from time to time be notified by any party to the others by written notice in accordance with the provisions of this Section.

Article 13
Counterparts

13.1          Counterparts

This Agreement may be executed in any number of counterparts (manually, electronically or by facsimile) and by different parties hereto in separate counterparts, each of which when so executed will be deemed to be an original and all of which when taken together will constitute one and the same instrument.

Article 14
The bond trustee

14.1          Change of Bond Trustee

If there is any change in the identity of the Bond Trustee, the parties to this Agreement will execute such documents and take such action as the successor Bond Trustee and the outgoing Bond Trustee may reasonably require for the purpose of vesting in the successor Bond Trustee the rights and obligations of the outgoing Bond Trustee under this Agreement and under the Security Agreement and releasing the outgoing Bond Trustee from any future obligations under this Agreement. Notice thereof will be given to the Rating Agencies for so long as any of the Covered Bonds remain outstanding.

14.2          Limitation of Liability of Bond Trustee

It is hereby acknowledged and agreed that by its execution of this Agreement, the Bond Trustee will not assume or have any obligations or liabilities to the other parties to this Agreement notwithstanding any provision herein and that the Bond Trustee has agreed to become a party to this Agreement for the purpose only of taking the benefit of this Agreement and agreeing to amendments to this Agreement pursuant to Article 15 (Amendment, Modification, Variation or Waiver). For the avoidance of doubt, the parties to this Agreement acknowledge that the rights and powers of the Bond Trustee are governed by the Security Agreement. Any right which may be exercised or determination which may be made under this Agreement by the Bond Trustee may be exercised or made in the Bond Trustee’s absolute discretion, without any obligation to give reasons therefor, and the Bond Trustee will not be responsible for any liability occasioned by so acting, except if acting in breach of the standard of care set out in Section 11.1 (Standard of Care) of the Security Agreement.

Article 15
Limitation of Liability

15.1	Limitation of Liability

Scotiabank Covered Bond Guarantor Limited Partnership is a limited partnership formed under the Limited Partnerships Act (Ontario), a limited partner of which is, except as expressly required by law, only liable for any of its liabilities or any of its losses to the extent of the amount that the limited partner has contributed or agreed to contribute to its capital.

Article 16
Amendment, modification, variation or waiver

16.1          Amendment, Modification, Variation or Waiver

(a)	Any amendment, modification, variation or waiver to this Agreement will be made only with the prior written consent of each party to this Agreement.

waiver of this Agreement will be effective unless it is in writing and signed by (or by some Person duly authorised by) each of the parties. Each proposed amendment or waiver of this Agreement that is considered by the Guarantor to be a material amendment, modification, variation or waiver will be subject to satisfaction of the Rating Agency Condition. For certainty, any amendment to (i) the definition of “Standby Account Bank Required Ratings” that lowers the ratings specified therein, or (ii) the consequences of breaching a Standby Account Bank Required Rating that makes such consequences less onerous, shall be deemed to be a material amendment. The Guarantor (or the Cash Manager on its behalf) will deliver notice to the Rating Agencies of any amendment or waiver which does not require satisfaction of the Rating Agency Condition provided that failure to deliver such notice will not constitute a breach of the obligations of the Guarantor under this Agreement. The Guarantor (or the Cash Manager on its behalf) will deliver notice to CMHC from time to time of any amendment, variation or waiver with respect to which notice to CMHC is required by the CMHC Guide, provided that failure to deliver such notice will not constitute a breach of the obligations of the Guarantor under this Agreement. No single or partial exercise of, or failure or delay in exercising, any right under this Agreement will constitute a waiver or preclude any other or further exercise of that or any other right.

(b)	Notwithstanding the foregoing, if at any time the Issuer determines that any one rating agency shall no longer be a Rating Agency, then, so long as (i) the Program is in compliance with the terms of the CMHC Guide, and (ii) each outstanding series of Covered Bonds is rated by at least two Rating Agencies, the ratings triggers for such rating agency will no longer be applicable to the Program without any action or formality, including for greater certainty satisfaction of the Rating Agency Condition with respect to any Rating Agency or consent or approval of the Bond Trustee or the holders of the Covered Bonds. Any amendments to this Agreement to reflect the foregoing shall be deemed not to be a material amendment and may be made without the requirement for satisfaction of the Rating Agency Condition with respect to any Rating Agency or consent or approval of the Bond Trustee or the holders of the Covered Bonds.

Article 17
Governing Law

17.1          Governing Law

This Agreement will be governed by, and construed in accordance with, the laws of the Province of Ontario and the laws of Canada applicable therein.

17.2          Submission to Jurisdiction

Each party to this Agreement hereby irrevocably submits to the non-exclusive jurisdiction of the courts of the Province of Ontario in any action or proceeding arising out of or relating to this Agreement.

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IN WITNESS WHEREOF the parties hereto have executed this Agreement the day and year first before written.

The Bank of nova scotia, as Cash Manager and Issuer
Per:	/s/ Ian Berry
Name: Ian Berry
Title: Managing Director and Head, Funding and Liquidity Management

computershare trust company of canada, as Bond Trustee
Per:	/s/ Sean Pigott
Name: Sean Pigott
Title: Corporate Trust Officer
Per:	/s/ Stanley Kwan
Name: Stanley Kwan
Title: Associate Trust Officer

SCOTIABANK COVERED BOND GUARANTOR LIMITED PARTNERSHIP, by its managing general partner, SCOTIABANK COVERED BOND GP INC.

Per:	/s/ Jake Lawrence
Name: Jake Lawrence
Title: President and Secretary

canadian imperial bank of commerce, as Standby Account Bank and Standby GDA Provider
Per:	/s/ Claudia Lai
Name: Claudia Lai
Title: Vice-President
Per:	/s/ Dave Dickinson
Name: Dave Dickinson
Title: Vice-President